Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

G-III Apparel Group, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,800,000	$23.58	$66,024,000	0.0001476	$9,745.14
Total Offering Amounts					$66,024,000		$9,745.14
Total Fee Offsets							$0
Net Fee Due							$9,745.14

(1)

Represents shares of common stock being registered for issuance under the G-III 2023 Long-Term Incentive Plan (the “2023 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan by reason of any stock splits, stock dividends, recapitalizations, or similar events or transactions.

(2)

Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices per share of the common stock as reported by the Nasdaq Stock Market on October 13, 2023. Proposed sales to take place as soon after the effective date of this registration statement as awards are granted, exercised, or distributed under the 2023 Plan.